Exhibit 5.1

910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN Brussels DALLAS DUBAI HONG KONG HOUSTON London	MOSCOW NEW YORK PALO ALTO RIYADH San Francisco WASHINGTON

October 13, 2021

Coterra Energy Inc.
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, Texas 77024

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by Coterra Energy Inc., a Delaware corporation (“Coterra”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance from time to time, pursuant to Rule 415 under the Act, of up to 2,000,000 shares of Coterra’s common stock, par value $0.10 per share (“Common Stock”), issuable upon conversion of up to 28,165 shares of 8⅛% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share (“Cimarex Preferred Stock”), of Cimarex Energy Co., a Delaware corporation and subsidiary of Coterra (“Cimarex”), at the current conversion rate of 34.10078 shares of Common Stock per share of Cimarex Preferred Stock plus an estimate of 1,039,552 additional shares of Common Stock that could become issuable upon conversion of the outstanding shares of the Cimarex Preferred Stock due to possible future adjustments to such conversion rate as a result of future dividends on the Common Stock during the period in which the Registration Statement is expected to remain effective (such Common Stock, as issued from time to time upon conversion of such Cimarex Preferred Stock, the “Conversion Shares”), certain legal matters in connection with the Conversion Shares are being passed upon for you by us. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in connection with the matter referred to above, we have examined originals, or copies certified or otherwise identified, of: the restated certificate of incorporation of Coterra, as amended to date, the amended and restated bylaws of Coterra, as amended to date (collectively, the “Coterra Charter Documents”), the amended and restated certificate of incorporation of Cimarex (including, for the avoidance of doubt, the certificate of designations relating to the Cimarex Preferred Stock (the “Certificate of Designations”)), as amended to date, and such corporate records, certificates of public officials, statutes and such other instruments and documents as we have deemed necessary or advisable for the purpose of rendering the opinion set forth below. In giving the opinion set forth herein, we have relied, to the extent we deemed appropriate, on certificates, statements or other representations of officers of Coterra and Cimarex and other representatives of Coterra and Cimarex and of public officials with respect to the accuracy of the factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as copies of original documents conform to the original documents and those original documents are authentic and complete.

Coterra Energy Inc.	- 2 -	October 13, 2021

In connection with the opinion set forth herein, we have assumed that: (1) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective under the Act; (2) at the time of issuance of any Conversion Shares, there will be sufficient shares of Common Stock authorized for issuance under Coterra’s restated certificate of incorporation, as then amended, that have not otherwise been issued or reserved or otherwise committed for issuance; (3) all Conversion Shares will be issued in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement; and (4) certificates representing the Conversion Shares will have been duly executed, countersigned, registered and delivered, or if issued in book-entry form, (a) an appropriate account statement evidencing the Conversion Shares credited to the recipient’s account maintained by Coterra’s transfer agent and registrar will be issued by such transfer agent and (b) the issuance of the Conversion Shares will be properly recorded in the share registry of Coterra.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, with respect to the Conversion Shares, when the Conversion Shares are issued and delivered upon conversion of the Cimarex Preferred Stock in accordance with the terms of the Certificate of Designations and in the manner contemplated by the Registration Statement, the Conversion Shares will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.